Exhibit 99.1

Global Aircraft Solutions
Year-End 2006 Earnings Conference Call
April 23, 2007

Operator:                     Good afternoon. My name is Jennifer and I will be your conference operator today. At this time I would like to welcome everyone to the Global Aircraft Solutions 2006 Year-End Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

                                         It is now my pleasure to turn the floor over to your host, Alan Sheinwald, Alliance Advisors. Sir, you may begin your conference.

Alan Sheinwald:           Thank you and good afternoon. We’d like to thank everyone for joining us today for Global Aircraft Solutions’ 2006 Year-End Earnings Conference Call. Our call today will be hosted by Mr. Ian Herman, Chairman and CEO, and Mr. John Sawyer, President of Global Aircraft Solutions. Following management’s discussion there will be a formal Q&A session open to participants on the call. If anyone participating on the call this afternoon does not have a copy of the earnings release, please contact our office at 914-669-0222.

                                         Before we get started I’m going to review the Company’s Safe Harbor statement. Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and as such all forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995. Certain statements made in the course of this conference call that state Global’s and management’s intentions, hopes, goals, beliefs, expectations, projections, plans, outlook or predictions of the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in the call the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, plan and similar expressions as they relate to Global or any of its subsidiaries are intended to identify such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those anticipated by Global at this time. Except to the extent required by applicable securities law, Global Aircraft Solutions Inc. undertakes no obligations to update or publicly revise any of the forward-looking statements that you may hear today. Please refer to our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and our periodic reports filed on Form 8-K which are filed with the SEC and available at the SEC’s website at www.sec.gov for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

                                          At this time I’d like to turn the call over to Mr. John Sawyer, President of Global Aircraft Solutions. John.

John Sawyer:                 Thank you, Alan, and thank you, everyone, for joining us this afternoon. I’ll start by telling you that we’re not pleased that we had to put out a recent revision to our annual guidance to disclose our loss in the fourth quarter. I would like to start by explaining what transpired which caused our first quarterly loss in three years. The liquidity issues with our two largest clients, Avolar and BCI Aircraft Leasing Inc., forced us to cease providing services to BCI in the fourth quarter of 2006 and to Avolar in the first quarter of this year, 2007. Additionally, their lack of timely payments caused our Company a lack of liquidity which we could only partially mitigate through the use of our $5 million credit facility. Due to the international slowdown of business with these two accounts’ limited capital to act on other opportunistic pieces of business, we were unable to recover enough to beat our 2005 financial performance.

                                          More specifically, we ended 2006 with a balance from Avolar of 2.7 million and additionally BCI Aircraft Leasing Inc., Global’s partner in JetGlobal, accounted (inaudible) the Company’s revenue during 2006 and 4% during 2005. This account, this accounts receivable from BCI at December 31st of 2006 was 1.827 million and at December 31st of 2005 was only $141,592. JetGlobal LLC accounted for 7.2% of the Company’s revenue in 2006. The total amount due to the Company from JetGlobal was $1,093,316 at December 31, 2005. The balance — and then in the, December 31st of 2005 our balance was only $90. Sorry about that. BCI Jet, a BCI controlled company, accounted for 3.8% of the Company’s revenue in 2006. BCI Jet owed the Company 1.3 million at December 31, 2006. BCI Jet had no balance due at December 31 of 2005. In total, our BCI receivables increased from approximately 142,000 in 2005 to over 4.2 million in 2006. Taking into account the monies due from Avolar, this totalled over 6.9 million of our Company accounts receivable of 9.2 million in 2006.

                                          While our sales did not increase in 2006 our accounts receivables did by over 4.2 million. We understand the fierceness of this situation and that we cannot build a financially strong public company of loyal shareholders (inaudible) do not perform good services and collect all monies owed for our firm. While we did perform high quality services for these clients we jeopardized the overall liquidity and possible health of our own Company by trying to support our largest clients. This is a tough lesson learned for the management team at Global Aircraft. We assure all of you that it will not be a lesson that we have to learn twice.

                                          I will now turn the call over to Ian Herman, our Chairman and CEO of Global Aircraft Solutions. Ian.

Ian Herman:                   Thank you, John. I will start with a fourth quarter summary and then give a more detailed breakdown for the year end results. Global’s operating revenues for the three months ended December 31st, 2006, were approximately $5 million compared to the 8.3 million for the three months ended December 31st, 2005. Gross profit for the fourth quarter of 2006 was approximately $49,000 versus 2.3 million gross profit for the fourth quarter of 2005.

                                          The loss from operations for the fourth quarter of 2006 was 2.3 million, including JetGlobal, versus a gain of 1.2 million in the fourth quarter of 2005. Pre-tax loss for the quarter was 2.5 million versus a pre-tax profit of 1.2 million in Q4 of 2005.

                                          I will now discuss the year end results in greater detail. Global’s operating >revenues for the year ended December 31st, 2006, were approximately $34.5 million versus 41.2 million for the year ended December 31st, 2005. Gross profit for the full year of 2006 was approximately 8.6 million against the 10.2 million gross profit for the full year of 2005. Loss from operations for 2006 was $2,109 versus a $2.4 million profit for the full year of 2005.

                                          EBITDA for the full year of 2006 was $2.4 million versus 4.4 million a year ago. The Company reported a pre-tax profit of 1.2 million for the year ended 2006 versus 3.5 million in 2005. One-time expenses are included.

                                          Company SG&A expenses in 2006 were 8,591,738 and as a percentage of revenue was 25%. In 2005 SG&A expenses were 7,780,332, which was 19% as a percentage of revenue. During 2006 SG&A expenses included approximately 669,500 due to commissions related to aircraft sales transactions, compared with 1,260,000 in 2005. Notable increases in SG&A expenses included our World Jet subsidiary had an increase in SG&A of $267,421, the largest part of which was associated with the movement of inventory to its new location at 7001 South Park, coupled with accounting and classification prior to the 2007 audit as a balance of the inventory purchased from JetGlobal, Jet — that should read Jetran.

                                          Global had a significant increase in professional fees in the amount of $618,000 over 2005. Approximately $97,000 was related to auditing and accounting fees. Interest expense for 2006 was $587,183 and for 2005 it was 386,927.

                                          Net profit for the full year of 2006 was $826,308 or $0.02 per share basic and diluted versus $3.1 million or $0.09 per share basic and diluted for the full year of 2005. Compilation of earnings per share was done utilizing common shares outstanding with the weighted average shares being 39,118,400 and fully diluted shares being 40, 312,913 at December 31st, 2006.

                                          Hamilton Aerospace, a wholly-owned subsidiary of Global Aircraft Solutions, contributed $24.3 million in revenue for the year, up slightly from 23.5 million in 2005. World Jet, another wholly-owned subsidiary, contributed $11.2 million in revenue in 2006 versus $10.6 million in revenue for 2005. We continue to see good growth in the earnings of this division. The inclusion of the former US Air inventory that we purchased from Jetran last year continues to have a positive impact going forward.

                                          The parent company, Global, contributed $3.2 million in revenue for the year versus 11.4 million in 2005, which was the result of the aircraft trading business. In 2006 our focus on aircraft trading was in JetGlobal and, as you know, we have accounted only for the profit and not the revenues using the equity method of accounting.

                                          I will now turn to Global’s balance sheet. During this timeframe we have increased total assets to $28.4 million from 25 million at the end of 2005, and stockholders’ equity has increased to $15.8 million from $14 million as of December 31st, 2005.

                                          The accounts receivables stood at $9.2 million, up from $5 million last year as outlined previously by John Sawyer. While this increase is significant and certainly impacted our liquidity, it should be noted that we believe that all receivables owed are collectible.

                                          Inventories decreased to $7.9 million from $8.8 million reflecting the liquidation of the old US Air inventory mentioned earlier. Equity in net assets of, and advances to, affiliates ended the year with a balance of $6.7 million, up from 4.4 million in 2005.

                                          During the year ended December 31st, 2006, total liabilities increased from $11 million at December 31st, 2005, to $12.7 million. This increase is primarily as a result of our increase in borrowing on our note payable. At December 31st, 2006, the balance due on note payable was $5 million, which was on the Company’s M&I Bank credit line, up from 2.6 million in 2005. The increase in the note was used to offset late payments on accounts receivables as already discussed. Accounts payable decreased to $5 million from $7.2 million. Our book value now stands at approximately $0.40 per share, which we believe is considerably less than the true value of our firm.

                                          I would now like to address a few recent events that will help drive your Company forward in 2007. Firstly, while the lack of timely payments by our two largest clients, BCI and Avolar, have created a fourth quarter result that we intend never to replicate, we want to assure shareholders and all interested parties that we have, and we will continue to take, all necessary steps to collect monies owed to Global Aircraft and protect the value of our enterprise. We continue to have amicable negotiations with Avolar while they have been paying down their debt. Our goal is to work towards a larger lump sum payment so that we can renew our business relationship with them on a go-forward basis in the near future. While the short term sales opportunity with Avolar has been impacted, we are hopeful that the second half of 2007 may return to more normalized levels.

                                          The same cannot be said of our relationship with BCI. Over the last several weeks the management and board of directors of Global Aircraft have decided that it is not in the best interest of our Company to try to resolve, sorry, that it is in the best interest of our Company to try to resolve all outstanding balances related to BCI and exit from our 30% ownership in JetGlobal with BCI. We have entered into negotiations with them for an all-encompassing settlement which will bring this relationship to a close. It is our intention to recoup 100% of the monies owed to us, which includes over $4 million of accounts receivable, $2 million due from equity investee partner, and 6.7 million of equity in the joint venture. In the event that these settlement talks are not resolved in the very near future, the Company has retained the services of a national law firm to advise us of how best to protect shareholder value.

                                          On a more positive note, on the March the 13th, 2007, we announced that Global Aircraft acquired a 20% ownership interest in and entered into an exclusive service agreement with Global Aircraft Leasing Partners. Concurrently the Company entered into a financial advisory services agreement with B. Riley & Company Inc. Global Aircraft Leasing Partners is a start-up aircraft leasing venture formed to acquire aircraft through a combination of debt and aircraft equity financing and lease these commercial jet aircraft to operators throughout the world. GACF and Global Aircraft Leasing Partners have entered into a strategic alliance wherein Global will acquire a 20% interest in Global Aircraft Leasing Partners in exchange for use of our infrastructure, industry expertise and management assistance. The key component to this arrangement is that GACF will be entitled to 20% of the earnings of a large aircraft leasing portfolio without any financial risk. Additionally, the aircraft leased from Global Aircraft Leasing Partners will offer GACF a first right of refusal on aircraft maintenance, parts and technical support. We believe that a substantial positive contribution will be made by Global Aircraft Leasing Partners to GACF in 2007 and sets up the Company for a material contribution in 2008 and beyond.

                                          We are announcing today that Global Aircraft Leasing Partners has acquired three Boeing 737-300 aircraft with a total value of over $24 million using a combination of debt and aircraft equity, with Merrill Lynch providing the debt. We have long leasing company for these aircraft and several offers to immediately re-sell these high demand aircraft. We are currently carefully considering the best option. We will report the completed transaction to the public and the financial implication for Global Aircraft Solutions as soon as it is consummated.

                                          Global Aircraft Leasing Partners have entered into an agreement with B. Riley wherein Global Aircraft Leasing Partners will provide the equity portion for Global Aircraft Leasing Partners aircraft acquisitions while B. Riley will assist in securing the debt portion of the financing for these acquisitions. B. Riley has also agreed to assist Global Aircraft in obtaining an expanded operating credit facility as well as the 25 million credit facility for GACF to pursue its own aircraft trading opportunities.

                                          Additionally, we are also initiating activities to increase our current line of credit at GACF from $5 million to $10 million. We believe that the activities of Global Aircraft Leasing Partners will show financial promise by the end of 2007, and we will present a meaningful contribution to GACF in 2008. With the appropriate resolution of our short term liquidity issues I believe that our Company will finish 2007 very healthily with good opportunities for growth in revenues and earnings in 2008 and beyond.

                                          Finally, we announced this morning that the Company has entered into a letter of intent from which a deposit has been received to transfer for $6 million in cash the majority of World Jet’s inventory into a new corporation which will be 51% owned by Global Aircraft Solutions. In addition to parts sales, the new corporation would also manage aircraft engine overhauls, which is a new line of business for GACF, and the LOI calls for a definitive business agreement to be executed within 30 days. Management will provide specific information regarding the proposed definitive business agreement if and when a binding contract is executed.

                                          In summary, I would like to thank our team for operating under some special circumstances over the last several months and to thank our loyal shareholders who have stuck by us. We believe the recent steps that we have been taking will help to ultimately make us a stronger Company, both managerially and financially in the future. Our focus remains on delivering a healthy combination of organic growth and related business synergies to expand our business, ultimately contributing to increased earnings per share and, hence, increasing shareholder value.

                                          I would like to, again, thank everyone for joining the call today. That concludes my formal comments and at this time we would like to respond to your questions; operator, operator.

Operator: At this time I’d like to remind everyone if you’d like to pose a question press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

                                         Your first question comes from Chris Doucet of Doucet Asset Management.

Chris Doucet:                 Hi, guys. This is Chris Doucet from Doucet Asset Management. Had a few questions for you, but first of all could you recap the agreement that you just mentioned that GALP has with, to acquire the $24 million worth of planes, and what kind of recourse that they have and profit potential Global Aircraft has?

Ian Herman:                    Absolutely, Chris. John, would you like to take that?

John Sawyer:                  Sure, sure; hi Chris.

Chris Doucet:                 Hello, John.

John Sawyer:                The — we have closed on three 737-300s. They’re non-route (inaudible) aircraft. The terms of the deal are putting portion (inaudible) GALP is going to provide a 20% of an equity input so it’s an 80-20 debt to equity ratio deal. It’s set up as a bridge loan for 90 days and in that period we are either going to place the aircraft out on lease – we have two other debt providers for a long term lease provision – or we will sell the aircraft as is, where is with the, with either a heavy check or no check depending on the customer. Typically what everybody’s been coming back to us is with the heavy check and the upside on this is, we’re in the aircraft, we’re somewhere in the neighborhood of right around 20, $20.5 million, so (inaudible) get trying to market these aircraft anywhere from 8.5 million up. So that should shine a little light on it.

Chris Doucet:                 Okay, and the (inaudible).

John Sawyer:                  The debt recourse, it’s non-recourse to Global Aircraft Leasing Partners and there’s no recourse whatsoever on Global Aircraft Solutions.

Chris Doucet:                  But Global Aircraft has to somehow put up roughly $4.8 million or sign for $4.8 million, or how exactly does that work?

John Sawyer:                   No. What happened is the equity partners inside of Global Aircraft Leasing Partners put up the equity 20%. We put up zero.

Chris Doucet:                  Okay.

John Sawyer:                   Meaning Global Aircraft Solutions.

Chris Doucet:                  But we get 20% of any realized profits?

John Sawyer:                  That is correct.

Chris Doucet:                  Okay. I guess my next question, and I got on the call late so excuse me if you guys have already addressed this question. Did this interruption or delay caused by your lack of liquidity, I guess, cause any impairment in your ability to gear back up the HAT work capacity?

John Sawyer:                  No, it did not. What basically, what we did is we probably should have impaired the Company a little more as far as laying some people off and we chose not to go down that path and that contributed to some of the loss we had in the fourth quarter.

Chris Doucet:                  The next question I had was in regards to the suit that you guys filed I guess last quarter with the aircraft engine issue. What, did we have an insure, just so I’m clear on this, did we have insurance to cover us in case an engine that we were installing or delivering was damaged?

John Sawyer:                   Yes. We have, we carry what’s called hangar keeper legal liability insurance and that covers any movement inside of the hangar. Any time we’re touching the engine, hanging it, moving it, transporting it while it’s in our custody and control. The problem in this situation was this engine was trucked outside to be repaired at an outside vendor – in this case it was in Canada – and the truck, trucking company had a, improperly had put the engine on a truck and shipped it improperly. They did have insurance. We had requested insurance prior to the aircraft shipping and they had assured us that it was insured. That’s kind of the basics of our case.

Chris Doucet:                   Okay. And then, and how’s it going? I mean where are we in the suit right now?

John Sawyer:                    We’re into the final phases of discovery and they’re looking at, our belief is that they’re going to be settling with us here probably in the next 90 days.

Chris Doucet:                   Okay. And, excuse me if you guys have already mentioned this, but you mentioned in your last conference call that you had sold and closed, I think you said three aircraft and that you were confident that there was more to come in 2006. How many planes did we actually sell and close on in Q4?

John Sawyer:                    In Q4 we had the Cambodian aircraft that we had, some of the revenue was pushed into 2, in the fourth quarter and then we had one aircraft that’s fully closed and the other one they had taken delivery but under GAAP we couldn’t book it. It closed, like three days into January so it was an ‘07 event.

Chris Doucet:                    So have you mentioned how many aircraft you, in fact, closed in the first quarter of 2007?

John Sawyer:                    We, that, one of those aircraft that was going to close in the fourth quarter of ’06 moved into ’07.

Chris Doucet:                    And that’s the only aircraft in Q1 of ’07?

Ian Herman:                      Well we can’t discuss that at the moment, Chris.

Chris Doucet:                    Okay. I didn’t know if you’d mentioned in your comments. All right I’ll step back into the queue. Thank you, guys.

Operator:                           Your next question comes from Mike McCaetan of Cross River. Go ahead.

Mike McCaetan:               Hi. It’s Mike McCaetan at Cross River. Can you repeat the numbers around the BCI issue that you mentioned?

Ian Herman:                       Yes, absolutely. When you say surrounding the BCI issue, you mean?

Mike McCaetan:               You said it was about 4 million for receivables, 2 million for something else and 6.7. I just want to get those numbers straight.

Ian Herman:                        Sure. I said that we’re looking to recoup 100% of the monies owed to us.

Mike McCaetan:                Okay.

Ian Herman:                       Which includes 4 million of accounts receivables and that’s, the 4 million is made up of all the various, there’s a couple of entities inside BCI. 2 million which is due from us as a, is due to us from BCI as an equity partner and the $6.7 million, which is in the profitability in the joint venture.

Mike McCaetan:                 Okay. So the 2 million would be, you’re saying that’s money where the, that JetGlobal has sold planes, you’re entitled to 30% of the profit and they have not paid you that money? Is that right?

Ian Herman:                         That is correct.

Mike McCaetan:                 And the 6.7 million is sort of the residual value of the assets left in the joint venture?

Ian Herman:                         Yes.

Mike McCaetan:                    Would you be getting those in cash or in planes?

Ian Herman:                           Well we’re in negotiation and I think the end result, if it’s successful, will be a combination of the two.

Mike McCaetan:                     Okay. Can you give us an update on the Delta claim that JetGlobal made? I know it was for $51 million that they seem to be talking about what, the percentages for the unsecured debtors. Are you, is there a, has that claim been certified as to the amount by Delta or by the bankruptcy court?

Ian Herman:                            John, do you want to take that?

John Sawyer:                          Absolutely. Mike, the current status of the claim is this. We had purchased 26 aircraft and basically 14 of them had been parked, what would be considered a pre-petition, so what was hanging up our claim was the fact that we had 14 that were pre-petition parked which Delta viewed as, those were under the custody and control when they were parked of GE Capital. The other 12 aircraft remained on lease and we stepped in to the shoes of GE when we purchased the fleet and so the position now is with Delta, since we have taken, we basically act as the lessor for those last 12 airplanes, they will agree to some stipulated loss value in the bankruptcy for those 12 airplanes but not on the 26. So that was kind of a stumbling block so, yes, make, the short answer is they’ve agreed to now move forward now that we’re passed that stumbling block and agree to some type of a claim.

Mike McCaetan:                    Okay. But it’s not going to be the amount petitioned for initially?

John Sawyer:                          That’s correct. We, basically this petition amount was the total amount based on all 26 aircraft with the lease deficiencies and deficiencies in rent, rental income, any return conditions that weren’t met and so on, so that was based across 26 aircraft which came out to about 2 million per plane.

Mike McCaetan:                    Okay. The, just going back to BCI for one more question. Are they solvent? I mean are you, I know you said you expect to get 100%. Is that based on, because legally you feel entitled to it? Or is the money actually there to be claimed?

John Sawyer:                          Yes. The money’s there. They are solvent. You know, this is just, what’s basically just became is I don’t feel that they are in such a hurry to lease these aircraft. I think they’re more apt to just keep debt on them and then by doing so they’re not in any hurry to move those assets. We, on the other hand, need to move those assets because it’s got our liquidity tied up.

Mike McCaetan:                     Okay.

John Sawyer:                         So it was more, it wasn’t as much in the JetGlobal side as that they didn’t have the money to pay us. It was more of a conceptual issue, how they wanted to move forward with JetGlobal and that’s why we’ve decided to liquidate the partnership and to take our assets.

Mike McCaetan:                    Okay. Okay. That’s great. I’ll hop back in the queue. Thanks.

John Sawyer:                          No problem.

Operator:                               Your next question comes from Justin Cable of B. Riley. Sir, go ahead.

Justin Cable:                           Thank you, two main questions here. The first one is going to deal with the leasing arrangement. I guess if we can take it a step further and talk about specifically the financial benefits that you see with this particular deal that you’re announcing for these three planes, exactly what the financial benefit is to Global Aircraft. If you one, assume that you do foot the planes, you know, how much do you think that you would be able to sell these planes for right away? Or, two, assuming that you do lease these planes, what are the lease terms? What do you see as a, the potential residual value and profitability from, what are the lease arrangements?

John Sawyer:                          You want me to take this, Ian?

Ian Herman:                           You could take, well, yes, take it all. Yes.

John Sawyer:                           Okay. Justin, I’ll walk you through. The first in there would be if we just flipped the aircraft and sold them, okay?

Justin Cable:                           Yes.

John Sawyer:                           Basically we bought two aircraft that have outstanding engines on them for 14 million. It was a package deal. The other aircraft we bought is an aircraft that we had done a heavy check on, and we ended up buying that aircraft with a heavy check and all the Euro mods for $6.8 million. The aircraft, the current state of the 737-300s, we have the only three, what are called naked aircraft. That means they’re not attached to a lease and they’re available in the world as we sit today, okay? We’re getting probably 20 to 25 requests a day for the aircraft from all different types of leasing companies and/or airlines around the world, okay? The value of those airplanes we believe, if we just sold them as we purchased them, on the one aircraft we believe that we purchased for 6.8 that’s ready to go, it has a value today of about 8.2 million as it sits. On the other, that’s the low end. On the high end it could go as much as 9 million. On the other two aircraft, they need maintenance done. If we were to sell them without maintenance we would sell those airplanes for somewhere around 7.8 million per aircraft as is. So we’d have about an $800,000 upside for aircraft there. So if you take out the fees, carrying costs for let’s say 90 days, you’re looking at a potential upside on the low end of somewhere in the neighborhood of about $2 million for the three aircraft and we are entitled to 20% of that.

                                           Now on a leasing, there’s a lot more upside long term. The way we would structure the lease so we’d have a current lease on the aircraft, we would put the aircraft out for a period of seven years. We would collect somewhere in the neighborhood of around $150,000 per month plus reserves and the aircraft through this lease are fully amortizing in 60 months. So in 60 months the aircraft would be paid for. We would be able, out of these lease payments, to service the debt in the equity and it throws up a small amount of cash per month just to service, you know, the daily things we need to do to manage the aircraft. But if the aircraft remained out on lease for seven years, on month 60 would fully amortize which would give us approximately two years of free cash for the partnership which equates to about 450,000 per month for 24 months and we would also then have the upside in the asset and the future value, future present value of that asset as we show today is about 4.8 million per aircraft.

Justin Cable:                    Okay.

John Sawyer:                    Does that kind of?

Justin Cable:                    Yes.

John Sawyer:                    Lay it out for you?

Justin Cable:                    Yes. That helps. And how often do you think that this, these opportunities would come about?

John Sawyer:                    Well our plan, our plan is in this partnership to do a minimum of nine aircraft this year and as many as 15. Obviously we’re going to do it on a deal-by-deal basis based on that we feel comfortable with the asset. We have focused on two main assets and that’s the 737 series, meaning the 300, 400, 500 and the 757-200. And so we feel that because of our low cost model from the maintenance side, our materials, that we can get into some of these assets where other people can’t because we know what it’s going to take on the back end to come out, you know, turnkey.

Justin Cable:                    Right. Okay. That’s helpful. Then my second main question is.

Ian Herman:                      Justin, just before you go to that I just wanted to add that our equity partners in Global Aircraft Leasing Partners want to deploy 30 to $40 million of aircraft equity over the next 12 months. So John’s number of 15 is right in this current financial year but in the full year it’s probably close to 18 aircraft.

Justin Cable:                     Okay. Got it, got it. Okay. The letter of intent with the parts business, correct me if I’m wrong but basically you have transferred your inventories over, into this joint venture and have received, have already received 6 million and you basically retain a 51% ownership in this joint venture? Is that correct?

Ian Herman:                       Not yet. At the moment it’s an LOI.

Justin Cable:                      Okay.

Ian Herman:                        And we’ve received a deposit.

Justin Cable:                      You’ve received a deposit. Okay.

Ian Herman:                        And the intention is to transfer the majority of the inventory into a new company, of which we would be 51% owners.

Justin Cable:                      And how much of the inventory are we talking about in terms of the inventory that you show on your balance sheet?

Ian Herman:                        It will be substantially most of it.

Justin Cable:                      Okay. Because before we talked about the value of those inventories being somewhere in the neighborhood of possibly, using reasonable assumptions, around $50 million at sort of a market value. I guess retail value would be much higher but using reasonable assumptions I think we, you and I have talked about approximately 50 million for those inventories?

Ian Herman:                        Yes. I mean I think it, you know, anything from, I mean at full retail it could be as high 80.

Justin Cable:                       Right. So you’re basically transferring over half of the stake in those inventories into a joint venture for $6 million? Is that the assumption here?

Ian Herman:                        Yes. But it’s not only that, and I’ll ask John just to elaborate on that.

John Sawyer:                      Yes. That’s really the, when you read it, it sounds like a bad deal but you’ve got to understand what we’re doing here. First of all, we’re taking, a lot of this inventory needs, it’s in a, it has a status situation where it needs to be upgraded, re-inspected, sent out for a shop visit and that all takes capital. What the joint venture’s going to allow us to do is, the new management group is going to come in and they are going to open up some other capital lines to the company to allow us to get that inventory to a better status so it can be sold quicker, more efficient. Basically the inventory would be more ready to go on a, on an AOG basis. So that’s going to add a lot of value and it’ll help bring up a lot of the price for that material, okay?

                                           The other thing that is allowing us to, is the company that is in the, is on the other side of this joint venture owns an engine overhaul facility and is a very profitable and very well-run engine facility that does the type of engines that we currently are using for maintenance. Now, under our current FA repair station we do everything on engines but rotating parts which is a big, big business now and they are fully, fully engulfed in that and they’re adding more and more capabilities daily. So that’s going to help us from another segment of our business which kind of like the fourth leg in this, of the chair now which allows us to have engine overhaul capability, parts, maintenance and leasing. So it’s they’re bringing a lot of (inaudible), and with that we’ll capture a lot more revenue on a go-forward basis through all the ability we’ll have to do with the engines.

Justin Cable:                    Okay. Okay. That’s helpful. And on the last question before I hop back into the queue here is just in terms of time frame, when do you expect to report Q1? And I guess the, like a secondary question is in terms of, do you, given the kind of commentary around the cash flow for your business subsequent to the end of the fourth quarter and basically in Q1 and to date in terms of just, you know, overall commentary on liquidity?

John Sawyer:                    Well we’ve been capturing more and more receivables on a daily basis and we’re continuing — that’s been our real focus with our CFO, myself. We’re focusing on just going out and explaining to people that, look we’re, we love to do the work for you, we are a good, low-cost solution for you but, you know, we’re not your bank. And, you know, like we’ve explained many times, you know, a lot of people don’t understand this but, you know, our industry’s a village and it’s very hard to go out and scream and yell and beat up when you only have a count of 700 people in it, which is our industry. And so we have to be very cognizant of that but at the same time we also need to do a better job and that starts with me and explaining to our customers that, you know, we want to do your business, this is the money we can save you but we can’t do this and give you the savings if you expect us to be treated as some type of a credit line for you. And so we’re doing a much better job of that and you’ll see that in quarter one, quarter two and on.

Justin Cable:                     Okay. And when will you be reporting Q1?

John Sawyer:                     Q1 should be reported right on time, around the, you know, 15th or so of May.

Justin Cable:                      Okay all right, thank you.

John Sawyer:                     Thanks, Justin.

Operator:                            Your next question comes from Josh Benenson of Monarch Capital Group. Sir, go ahead.

Tony Marchese:                 Hi. This is Tony Marchese filling in for Josh. Obviously the stock’s taken a tremendous beating. I guess you obviously know that in the last 30 days it’s down over 40%. The market obviously, you know, doesn’t think too highly of you guys right now. Should we anticipate seeing or could we see insider buying by officers and directors as a way to reassure the market that in fact things are okay?

John Sawyer:                       Absolutely. I’ll let Ian speak for him but I’m going to be (inaudible) stock as soon as I exit this blackout period. I will be purchasing stock, absolutely.

Ian Herman:                         I think we all believe the stock is way under-priced and there’s a number of insiders that would like to take advantage of that.

Tony Marchese:                  When does the blackout period end?

Ian Herman:                         It ends within a couple of days of this conference call.

Tony Marchese:                  Okay so.

John Sawyer:                       But remember we, we’re in to quarter one. I’m in to, you know, I’ve got to close off quarter one and so until I report quarter one earnings I’m not allowed to buy stock but neither is (inaudible) or any insider can’t. We cannot purchase. Believe me, we’d love to.

Tony Marchese:                  Okay. So basically we won’t see any potential purchases for at least two to three weeks? Would that be?

John Sawyer:                       Until quarter one is filed and then we exit after quarter one files, after a few days after quarter one files we can buy stock.

Tony Marchese:                  That’s very good. I look forward to it. Thanks a lot.

John Sawyer:                       You’re very welcome.

Operator:                            There are currently no more questions at this time. I will now turn the floor back over to management for any finishing remarks.

Ian Herman:                       Okay. I just want to thank everybody again for joining us today and we look forward to discussing our first quarter with you in May on our next call. Thanks very much and have a great day.

Operator:                            This concludes today’s Global Aircraft Solutions Conference Call. You may now disconnect.